PROMISSORY NOTE

$131,000,000.00	June 21, 2006

FOR VALUE RECEIVED, BEHRINGER HARVARD TERRACE LP, a Delaware limited partnership having an address at 15601 Dallas Parkway, Suite 600, Addison, Texas 75001, together with certain future borrowers not a signatory to this Note on the date hereof, (“Maker”), hereby promises to pay to the order of LEHMAN BROTHERS BANK, FSB, a federal stock savings bank, having an address at 1000 West Street, Suite 200, Wilmington, Delaware 19801 (together with its successors and assigns “Payee”) or at such place as the holder hereof may from time to time designate in writing, the principal sum of ONE HUNDRED THIRTY ONE MILLION AND NO/DOLLARS ($131,000,000.00) (the “Principal”) (or such lesser amount thereof as shall be advanced by Payee to Maker under the Loan Agreement), in lawful money of the United States of America, with interest on the unpaid principal balance from time to time outstanding at the Interest Rate, in installments as follows:

A.   A payment of $418,472.22 on the date hereof, representing interest from the date of funding through July 10, 2006;

B.   On August 11, 2006 (which shall be the first Payment Date hereunder) and each Payment Date thereafter through and including the Payment Date immediately preceding the Amortization Commencement Date, Maker shall pay interest only on the unpaid Principal accrued at the Interest Rate during the Interest Period immediately preceding such Payment Date (the “Monthly Interest Payment Amount”);

C.   On the Amortization Commencement Date and each Payment Date thereafter through and including July 11, 2016 (as such date may be changed in accordance with Section 2.2.4 of the Loan Agreement), Maker shall make constant payments with respect to this Note in equal monthly installments of $804,291.90 (the “Monthly Debt Service Payment Amount”); which is based on the Interest Rate and a 360-month amortization schedule; each of such payments, subject to the provisions of Section 3.11 of the Loan Agreement (hereinafter defined), to be applied (a) First, to the payment of interest computed at the rate aforesaid; and (b) Second, the balance applied toward the reduction of the principal sum; and

D.   The balance of the principal sum of this Note together with all accrued and unpaid interest thereon shall be due and payable on the Maturity Date.

1.    Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings given in that certain Loan Agreement (the “Loan Agreement”) dated the date hereof between Maker and Payee. The following terms have the meanings set forth below:

Amortization Commencement Date: August 11, 2011, as such date may be changed in accordance with Section 2.2.4 of the Loan Agreement.

Business Day: any day other than a Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required to close.

Default Rate: a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) 5% above the Interest Rate, compounded monthly.

Interest Period: (i) the period from the date hereof through the first (1st) day thereafter that is the tenth (10th) day of a calendar month and (ii) each period thereafter from the eleventh (11th) day of each calendar month through the tenth (10th) day of the following calendar month; except that the Interest Period, if any, that would otherwise commence before and end after the Maturity Date shall end on the Maturity Date. Notwithstanding the foregoing, if Lender exercises its right to change the Payment Date to a New Payment Date in accordance with Section 2.2.4 of the Loan Agreement, then from and after such election, each Interest Period shall be the period from the New Payment Date in each calendar month through the day in the next succeeding calendar month immediately preceding the New Payment Date in such calendar month.

Interest Rate: a rate of interest equal to (i) for the period from and including the date hereof through and including the last day of the Interest Period ending in the calendar month of July, 2008, 5.75% per annum, and (ii) for all periods thereafter, 6.22302% per annum (or, in either such case, when applicable pursuant to this Note or any other Loan Document, the Default Rate).

Maturity Date: the Stated Maturity Date or any earlier date on which the final payment of principal of this Note (or any replacement promissory note issued in connection with a Defeasance Event, if applicable) shall become due and payable as provided herein or in any other Loan Documents, whether by declaration of acceleration, or otherwise.

Payment Date: the 11th day of each calendar month or, upon Payee’s exercise of its right to change the Payment Date in accordance with Section 2.2.4 of the Loan Agreement, the New Payment Date (in either case, if such day is not a Business Day, the Payment Date shall be the first Business Day thereafter). The first Payment Date hereunder shall be August 11, 2006.

Stated Maturity Date: July11, 2016, as such date may be changed in accordance with Section 2.2.4 of the Loan Agreement.

Yield Maintenance Premium: an amount which, when added to the outstanding Principal, would be sufficient to purchase U.S. Obligations which provide payments (a) on or prior to, but as close as possible to, all successive scheduled payment dates under this Note through the Stated Maturity Date and (b) in amounts equal to the Monthly Debt Service Payment

Amount and/or Monthly Interest Payment Amount, as the case may be, required under this Note through the Stated Maturity Date together with the outstanding principal balance of this Note as of the Stated Maturity Date assuming payment of all such Monthly Debt Service Payment Amounts and/or Monthly Interest Payment Amount, as the case may be, are made (including any servicing costs associated therewith). In no event shall the Yield Maintenance Premium be less than zero.

2.    Payments and Computations. Interest on the unpaid Principal shall be computed on the basis of the actual number of days elapsed over a 360-day year. All amounts due under this Note shall be payable without setoff, counterclaim or any other deduction whatsoever and are payable without relief from valuation and appraisement laws and with all costs and charges incurred in the collection or enforcement hereof, including, attorneys’ fees and court costs.

3.    Loan Documents. This Note is evidence of that certain Loan made by Payee to Maker contemporaneously herewith and is executed pursuant to the terms and conditions of the Loan Agreement. This Note is secured by and entitled to the benefits of, among other things, the Security Instrument and the other Loan Documents. Reference is made to the Loan Documents for a description of the nature and extent of the security afforded thereby, the rights of the holder hereof in respect of such security, the terms and conditions upon which this Note is secured and the rights and duties of the holder of this Note. No reference herein to and no provision of any other Loan Document shall alter or impair the obligation of Maker, which is absolute and unconditional (except for Section 10.1 of the Loan Agreement), to pay the principal of and interest on this Note at the time and place and at the rates and in the monies and funds described herein. All of the agreements, conditions, covenants, provisions and stipulations contained in the Loan Documents to be kept and performed by Maker are by this reference hereby made part of this Note to the same extent and with the same force and effect as if they were fully set forth in this Note, and Maker covenants and agrees to keep and perform the same, or cause the same to be kept and performed, in accordance with their terms.

4.    Loan Acceleration; Prepayment. The Debt shall, without notice, become immediately due and payable at the option of Payee upon the happening of any Event of Default. Maker shall have no right to prepay or defease all or any portion of the Principal except in accordance with Sections 2.2.3, 2.3.2, 2.3.3, 2.3.4, 2.4 and 7.4.2 of the Loan Agreement. If prior to the third Payment Date prior to the Stated Maturity Date (i) Maker shall (notwithstanding such prohibition of prepayment) tender, and Payee shall, in its sole discretion, elect to accept, payment of the Debt, or (ii) the Debt is accelerated by reason of an Event of Default, then the Debt shall include, and Payee shall be entitled to receive, in addition to the outstanding principal and accrued interest and other sums due under the Loan Documents, an amount equal to the Yield Maintenance Premium, if any, that would be required in connection with a Defeasance if a Defeasance were to occur at the time of Payee’s acceptance of such tender or other receipt of the Debt (through foreclosure or otherwise), as the case may be. The principal balance of this Note is subject to mandatory prepayment, without premium or penalty, (a) in certain instances of Insured Casualty or Condemnation, as more particularly set forth in Sections 2.3.2 and 7.4.2 of the Loan Agreement, or (b) provided no Event of Default is continuing, if payment is required in accordance with Section 5 or Section 6 of the Security Instrument. Except during the continuance of an Event of Default, all proceeds of any repayment, including permitted prepayments, of Principal shall be applied in accordance with Section 2.3.1 of the Loan

Agreement. During the continuance of an Event of Default, all proceeds of repayment, including any payment or recovery on the Property (whether through foreclosure, deed-in-lieu of foreclosure, or otherwise) shall, unless otherwise provided in the Loan Documents, be applied in such order and in such manner as Payee shall elect in Payee’s discretion.

5.    Default Rate. After the occurrence and during the continuance of an Event of Default, the entire unpaid Debt shall bear interest at the Default Rate, and shall be payable upon demand from time to time, to the extent permitted by applicable law.

6.    Late Payment Charge. If any regularly scheduled payment of Principal, interest or other monthly payment due under any Loan Document is not paid by Maker on the date on which it is due (other than the balloon payment of Principal due on the Maturity Date or acceleration of the Loan) and, Maker shall pay to Payee upon demand an amount equal to the lesser of 5% of such unpaid sum or the maximum amount permitted by applicable law (the “Late Payment Charge”), in order to defray the expense incurred by Payee in handling and processing such delinquent payment and to compensate Payee for the loss of the use of such delinquent payment.

7.    Amendments. This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Maker or Payee, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought. Whenever used, the singular number shall include the plural, the plural the singular, and the words “Payee” and “Maker” shall include their respective successors, assigns, heirs, executors and administrators. If Maker consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several.

8.    Waiver. Maker and all others who may become liable for the payment of all or any part of the Debt do hereby severally waive presentment and demand for payment, notice of dishonor, protest, notice of protest, notice of nonpayment, notice of intent to accelerate the maturity hereof and of acceleration. No release of any security for the Debt or any person liable for payment of the Debt, no extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of the Loan Documents made by agreement between Payee and any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Maker, and any other person or party who may become liable under the Loan Documents, for the payment of all or any part of the Debt.

9.    Exculpation. It is expressly agreed that recourse against Maker for failure to perform and observe its obligations contained in this Note shall be limited as and to the extent provided in Section 10.1 of the Loan Agreement.

10. Notices. All notices or other communications required or permitted to be given pursuant hereto shall be given in the manner specified in the Loan Agreement directed to the parties at their respective addresses as provided therein.

11. Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

12. No Conflicts. In the event of any conflict between the provisions of this Note and any provision of the Loan Agreement, then the provisions of the Loan Agreement shall control.

[Signature Pages Follow]

IN WITNESS WHEREOF, Maker has executed this Promissory Note as of the day and year first written.

BEHRINGER HARVARD TERRACE LP,
a Delaware limited partnership

By:	Behringer Harvard Terrace GP, LLC, a
Delaware limited liability company, its general
partner

By:
Gerald J. Reihsen, III, Secretary

STATE OF ________________	)
)ss:
COUNTY OF ______________	)

On the _____ day of _____________ in the year 2006, before me, the undersigned, personally appeared Gerald J. Reihsen, III, as Secretary of Behringer Harvard Terrace GP, LLC, a Delaware limited liability company, as general partner of BEHRINGER HARVARD TERRACE LP, a Delaware limited partnership, on behalf of said limited liability company and limited partnership, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity as aforesaid, and that by his signature on the instrument, he, or the person upon behalf of which he acted, executed the instrument.

Notary Public